Exhibit 10.22

Mr. Wayne Pastore

7 Technology Park Dr.

Westford, MA  01886

February 18, 2010

Dear Wayne:

This letter confirms that, effective February 8, 2010, you have assumed the role of Interim Chief Financial Officer of Sonus, Inc. (the “Company”).  Your duties as Interim CFO will be in addition to your current duties as Vice President, Finance, and Corporate Controller.  In exchange for assuming these additional duties, you will receive:

1.           Base Salary.            An increase in your base salary from $210,000 to $240,000, effective as of February 8, 2010.

2.           Retention Bonus.   The right to a bonus (in addition to whatever bonus you may receive pursuant to the Company’s 2010 cash incentive program) in the amount of $125,000, payable as follows:

a.                                       One-half ($62,500) on the earlier of (i) the first day of employment of a new permanent CFO or (ii) August 8, 2010 (i.e., six months from the effective date of your appointment as Interim CFO); and

b.                                      One-half ($62,500) upon successful transition to a new permanent CFO, which shall be not less than three but not more than six months after such appointment (unless you apply for and are accepted as the new permanent CFO, in which case the second half of the bonus will be paid upon your appointment).

c.                                       Whatever portion of the $125,000 that has not been paid previously will be paid to you upon the termination of your employment by the Company without Cause or by you for Good Reason pursuant to paragraph 6 of your employment letter dated October 2, 2008 (your “October 2008 Letter”)

3.           If you are relieved of the additional responsibilities of Interim CFO, such action will not constitute Good Reason as defined in paragraph 7(b)(B) of your October 2008 Letter.

You are, and will remain, an employee at will; nothing in this letter constitutes a guaranty of employment for any particular period.  Capitalized terms not defined herein have the meanings given to them in the October 2008 Letter.  Except as modified by this letter, the terms of your October 2008 Letter remain in full force and effect.

Sincerely,

/s/ Kathy Harris

Kathy Harris

VP of Human Resources

ACCEPTED:

/s/ Wayne Pastore
Wayne Pastore

Date:	2/19/10